Exhibit 99.1

HECKMANN CORPORATION ANNOUNCES THIRD QUARTER 2010

FINANCIAL RESULTS

•	Key executives experienced in water industry consolidation appointed

•	Heckmann Water Resources (“HWR”) expands produced water business capabilities in Haynesville Shale through the acquisition of Complete Vacuum and Rental Inc., greatly expanding the revenue base of HWR

•	Energy Transfer Water Solutions (joint venture with Energy Transfer Partners LP) establishes first mobile water treatment agreement with large natural gas producer operating in Marcellus Shale region

Palm Desert, CA — November 9, 2010 — Heckmann Corporation of Palm Desert, California (NYSE: HEK, HEK.U, HEK.WS) today announced financial results for the third quarter ended September 30, 2010. The company reported third quarter 2010 revenues of $11.1 million and a net loss of $(0.02) on a per share basis compared with revenues of $11.2 million and a net loss of $(1.93) in the same year ago period. For the nine months ended September 30, 2010, revenues totaled $31.3 million and net loss was $(18.8) million or ($0.17) per share, compared with revenues of $27.3 million and a net loss of $400.0 million or $(3.64) for the same period last year. For comparison purposes, the Harbin, ShenYang and Beijing plants in China, which generated $1.9 million of revenues in the third quarter of 2009, were closed or deconsolidated prior to the third quarter of 2010. Accounting for the closures, revenues for the comparable quarter of 2009 would have been $9.3 million and growth in total revenues year-over-year would have been 18.7%.

Mr. Richard J. Heckmann, Chairman and CEO of Heckmann Corporation, stated, “The third quarter of 2010 was by far the most productive period in our company’s history. With the appointments of Chuck Gordon as President and Chief Operating Officer and director Robert Simonds as Vice Chairman, we added extensive water industry expertise and recognition to our management team, allowing us to move forward with even greater momentum in our produced water business. Bob and Chuck are now engaged in all aspects of our domestic businesses and China Water President John Cheng continues to grow our China operations.

Heckmann Corporation

“Our planned acquisition of Complete Vacuum and Rental Inc. (“CVR”) announced yesterday positions us as a leader in the disposal of produced water in the Haynesville Shale region. The combined platform integrates HWR’s pipeline with the water handling needs that the region’s oil and gas exploration and production (E&P) customers require for all-inclusive water transport and disposal. We now supply everything from tanks and trucks to tractors and trailers to pipeline and deep injection disposal wells – a full service model that can be economically replicated in other shale gas regions. We should see the positive financial impact of the CVR acquisition beginning in the current quarter, and we have already begun expansion of the combined operations into the Eagle Ford and Barnett Shale areas.

“In the Marcellus Shale,” Mr. Heckmann continued, “Energy Transfer Water Solutions’ placement of our first mobile treatment unit for a paid demonstration test marks an important step forward in establishing the value of that evolving technology for recycling frac and produced waters for reuse as frac solutions. We have established an agreement with one of Pennsylvania’s major producers and continue to design and develop other pipeline opportunities across the Marcellus distribution region.

“With our considerable entry into the U.S. water sector so far this year, we look forward to continuing the expansion and growth in this part of our business. We will begin 2011 with expected annual revenues well in excess of $100 million and an impressive industry platform operating in the most productive shale regions in the country.”

Third Quarter 2010 Financial Results

Revenues for the third quarter ended September 30, 2010 totaled $11.1 million compared with $11.2 million for the same year-ago period, although as reported above, three China Water facilities were either closed or deconsolidated prior to the third quarter of 2010.

Heckmann Corporation

Net loss for the third quarter of 2010 was $(1.8) million or $(0.02) on a per share basis compared with a net loss of $(210.6) million, or $(1.93) for the third quarter of 2009. The net loss for the third quarter of 2010 included $590,000 of pipeline start up and commissioning expenses associated with HWR’s Haynesville Shale operations.

Adjusted EBITDA for the three months ended September 30, 2010 totaled $0.4 million, equivalent to adjusted EBITDA of $0.4 million for the third quarter of 2009. (A reconciliation of adjusted EBITDA to pre-tax loss is included in the attached tables.)

Heckmann Corporation maintained a virtually debt-free balance sheet as of September 30, 2010, with cash and cash equivalents, investments and marketable securities totaling approximately $225 million. Total assets were $340 million and equity totaled $300 million at September 30, 2010.

Operational Highlights

Management and Board

•	Former President and CEO of Siemens Water Technologies, Charles R. Gordon, joined the company as President and Chief Operating Officer effective October 1, 2010.

•	Seasoned water and wastewater industry financier and company board member Robert Simonds was appointed Vice Chairman of Heckmann Corporation effective October 7, 2010.

Heckmann Water Resources

•

After closing the pending acquisition of CVR, the company expects to triple current annualized revenues, with the acquisition of CVR being immediately accretive to earnings. CVR provides a complete range of water and wastewater service solutions to the E&P industry serving the Haynesville Shale region, and generated approximately $60 million in revenues in its most recent fiscal year. The companies believe that the combined potential disposal capacity of 270,000 barrels per day will be the largest in East Texas and Western Louisiana.

Heckmann Corporation

•

HWR’s quarterly revenues increased 20% over the same year ago period but were lower than projections due to a reduced flow restriction implemented during the second and third quarters of 2010. Several modifications to the pipeline were engineered and installed to ensure increased reliability. The pipeline was deliberately operated at restricted flows during the third quarter to avoid stressing the line until modifications are completed over the next several months. HWR is gradually bringing pipeline flow back to the full volume that is under contract with customers. The addition of CVR’s significant volume is expected to bring the pipeline to full operating capacity in 2011.

Heckmann Water Solutions

•

Energy Transfer Water Solutions (“ETWS”) has engaged in a water processing services agreement with a large natural gas producer in Pennsylvania operating in the Marcellus Shale region. The venture is on site operating and testing a new mobile frac water recycling system from a leading technology provider to the E&P industry.

•

Due to newly proposed regulations regarding the discharge of produced water in Pennsylvania, ETWS has withdrawn from the potential acquisition of three water treatment and disposal plants until the outcome of the regulations can be determined.

China Water and Drinks, Inc.

•

China Water delivered over 156 million bottles of water in the third quarter of 2010, an increase of 5% from the prior quarter, and Coca-Cola represented 67% of third quarter sales. Gross margin increased to 25.1% for the third quarter of 2010 compared to 24.8% for the prior quarter.

•

China Water continues to expand its own brands under HOWMAX including imported water from Iceland, functional herbal waters and premium mineral water. The company has reached an agreement with Coca-Cola on expansion plans for 2011 and expects to complete the expansion of facilities in Guangzhou and Changsha in the first quarter of 2011.

Heckmann Corporation

Conference Call

Heckmann Corporation will conduct a conference call with investors and analysts today at 1:30 p.m. PST. To participate on the conference call, please dial 1-877-941-8601 or 1-480-629-9810 and reference conference ID 4378534.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call through November 17, 2010. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access ID number 4378534.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) was created to buy and build companies in the water sector. On January 30, 2010, the Company completed its 50-mile water disposal pipeline in the Haynesville Shale which can treat and dispose up to 100,000 barrels of water per day. The completion of the pipeline makes the Company one of the largest handlers of produced water in North America. On February 9, 2010, the Company announced its joint venture with Energy Transfer Partners (NYSE: ETP) to provide turnkey transportation and treatment solutions for complicated water flows in the Marcellus and Haynesville oil and natural gas fields. In October of 2008, the Company acquired China Water & Drinks, Inc., and now operates seven bottled water facilities in the Peoples Republic of China with Coca Cola as its largest customer. The Company also makes strategic minority interest investments, such as its investment in water infrastructure solutions and pipeline provider Underground Solutions, Inc. (OTC: UGSI).

Interested stockholders and investors can access additional information about Heckmann on the Company’s web site at www.heckmanncorp.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

Heckmann Corporation

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.heckmanncorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Kristen McNally

The Piacente Group, Inc.

Tel. +1 212 481 2050

heckmann@tpg-ir.com

- tables to follow -

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$148,530	$136,050
Certificates of deposit	10,463	10,513
Marketable securities	55,944	16,020
Accounts receivable, net	7,232	5,873
Inventories, net	1,908	2,896
Prepaid expenses and other receivables	1,881	4,461
Refundable income tax	3,489	—
Other current assets	405	278

Total current assets	229,852	176,091
Property, plant and equipment, net	56,912	53,520
Marketable securities	9,705	86,638
Equity investments	7,383	11,229
Intangible assets, net	22,253	23,507
Goodwill	13,598	13,598
Other	211	406

TOTAL ASSETS	$339,914	$364,989

– balance sheets continue on next page –

Heckmann Corporation

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$15,750	$19,501
Deferred revenue	399	946
Accrued expenses	16,543	13,443
Current portion of long-term debt	939	1,398
Due to related parties	542	1,472
Deferred income taxes	—	178

Total current liabilities	34,173	36,938
Acquisition consideration payable	1,910	1,910
Long-term debt, net of current portion	—	439
Other long-term liabilities	4,077	4,372

Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized, 125,432,075 shares issued and 108,899,985 shares outstanding at September 30, 2010 and 125,282,740 shares issued and 108,750,650 shares outstanding at December 31, 2009	124	124
Additional paid-in capital	746,726	746,077
Purchased warrants	(6,844)	(4,810)
Treasury stock	(14,000)	(14,000)
Accumulated deficit	(428,005)	(409,166)
Accumulated other comprehensive income	254	643

Total equity of Heckmann Corporation	298,255	318,868

Noncontrolling interest	1,499	2,162

TOTAL EQUITY	299,754	321,030

TOTAL LIABILITIES AND EQUITY	$339,914	$364,689

Heckmann Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$11,112	$11,235	$31,343	$27,315
Cost of goods sold	8,619	8,988	24,088	20,415

Gross profit	2,493	2,247	7,255	6,900
Operating expenses:
Selling and marketing	910	791	2,216	2,218
General and administrative	3,671	26,753	11,194	37,677
Pipeline start-up and commissioning	590	—	13,595	—
Goodwill impairment	—	178,553	—	362,553
Impairment of property, plant and equipment	—	6,223	—	6,223

Total operating expenses	5,171	212,320	27,005	408,671

Loss from operations	(2,678)	(210,073)	(19,750)	(401,771)
Interest income, net	588	863	1,956	3,048
Income (loss) from equity method investment	(299)	(124)	(4,347)	211
Other, net	58	(688)	83	(407)

Loss before income taxes	(2,331)	(210,022)	(22,058)	(398,919)
Income tax benefit (expense)	540	(476)	3,262	(896)

Net loss	(1,791)	(210,498)	(18,796)	(399,815)
Less: Net loss attributable to the noncontrolling interest	(19)	(61)	(43)	(216)

Net loss attributable to common stockholders	$(1,810)	$(210,559)	$(18,839)	$(400,031)

Net loss per common share attributable to the Company's common stockholders:
Basic and diluted	$(0.02)	$(1.93)	$(0.17)	$(3.64)

Weighted average shares outstanding:
Basic and diluted	108,899,985	109,275,628	108,842,048	109,852,879

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Adjusted EBITDA for the Three Months Ended September 30, 2010

(in millions)

Pretax income	$(2.3)
Less: Interest income	(0.6)
Add:
Depreciation	1.1
Amortization	0.4
Pipeline start-up	0.6
Xu legal costs	0.7
ETP JV equity loss	0.3
Additional P&C insurance	0.2

Adjusted EBITDA	$0.4

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